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EXHIBIT 4

HILTON HOTELS CORPORATION

2004 OMNIBUS EQUITY COMPENSATION PLAN

1.     Purpose

        The purpose of the Hilton Hotels Corporation 2004 Omnibus Equity Compensation Plan (the "Plan") is to provide (i) designated employees of Hilton Hotels Corporation ("Hilton") and its subsidiaries, and (ii) non-employee members of Hilton's Board of Directors with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock units, performance units, stock awards, dividend equivalents and other stock-based awards. Hilton believes that the Plan will encourage the participants to contribute materially to Hilton's growth, thereby benefiting Hilton's stockholders, and will align the economic interests of the participants with those of the stockholders.

2.     Definitions

        Whenever used in this Plan, the following terms will have the respective meanings set forth below:

          (a)   "Board" means Hilton's Board of Directors as constituted from time to time.

          (b)   "Change of Control" means the first to occur of any of the following events:

            (i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock of Hilton ("Common Stock") or (2) the combined voting power of the then outstanding voting securities of Hilton entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (a "Control Purchase"); excluding, however, the following: (1) Any acquisition directly from Hilton, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Hilton or any corporation controlled by Hilton, (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition, or (5) Any acquisition by Barron Hilton, the Charitable Remainder Unitrust created by Barron Hilton to receive shares from the Estate of Conrad N. Hilton, or the Conrad N. Hilton Fund; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 20% of the Common Stock or the Outstanding Company Voting Securities as a result of the acquisition of Common Stock or Outstanding Company Voting Securities by Hilton which reduces the amount of Common Stock or Outstanding Company Voting Securities; provided, that if after such acquisition by Hilton such Person becomes the beneficial owner of additional Common Stock or Outstanding Company Voting Securities that increases the percentage of Common Stock or Outstanding Company Voting Securities beneficially owned by such Person, a Change in Control shall then occur; or

            (ii)   A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this subsection (ii), that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by Hilton's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board (a "Board Change"); or

            (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Hilton ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Common Stock and Outstanding Company Voting Securities

    immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Hilton or all or substantially all of Hilton's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than Hilton, any employee benefit plan (or related trust) of Hilton or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

            (iv)  The approval by the stockholders of Hilton of a complete liquidation or dissolution of Hilton.

          (c)   "Code" means the Internal Revenue Code of 1986, as amended.

          (d)   "Committee" means (i) with respect to Grants to Employees, the Compensation Committee of the Board or its delegate or successor, or such other committee appointed by the Board to administer the Plan or its delegate or its successor, (ii) with respect to Grants made to Non-Employee Directors, the Board or its delegate, and (iii) with respects to Grants designated as "qualified performance-based compensation" under Code section 162(m), a committee that consists of two or more persons appointed by the Board, all of whom shall be "outside directors" as defined under Code section 162(m) and related Treasury regulations.

          (e)   "Company" means Hilton Hotels Corporation, any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) of which Hilton Hotels Corporation is a component member.

          (f)    "Date of Grant" means the effective date of a Grant; provided, however, that no retroactive Grants will be made.

          (g)   "Dividend Equivalent" means an amount determined by multiplying the number of shares of Stock or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by Hilton on its Stock on a dividend payment date.

          (h)   "Employee" means an employee of the Company (including an officer or director who is also an employee) and any individual characterized as a "leased employee" within the meaning of Code section 414(n) who works full-time for the Company, but excluding any individual (a) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (b) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in this Plan, (c) characterized as a "leased employee" within the meaning of Code section 414 who does not work full-time for the Company, or (d) classified by the Company as a "contractor" or "consultant," no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

          (i)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (j)    "Fair Market Value" means the average of the highest and lowest sales prices of a share of Stock on the New York Stock Exchange on the day on which Fair Market Value is being determined, as reported on the composite tape for transactions on the New York Stock Exchange. In the event that there are no Stock transactions on the New York Stock Exchange on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Stock transactions on that exchange. Notwithstanding the foregoing, in the case of a cashless exercise pursuant to Section 7(g), the Fair Market Value will be the actual sale price of the shares issued upon exercise of the Option.

          (k)   "Grant" means an Option, Stock Unit, Performance Unit, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

          (l)    "Grant Instrument" means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

          (m)  "Hilton" means Hilton Hotels Corporation.

          (n)   "Incentive Stock Option" means a stock option that is intended to meet the requirements of Code section 422, as described in Section 7.

          (o)   "Non-Employee Director" means a member of the Board who is not an employee of the Company.

          (p)   "Nonqualified Stock Option" means a stock option that is not intended to meet the requirements of Code section 422, as described in Section 7.

          (q)   "Option" means an Incentive Stock Option or Nonqualified Stock Option to purchase Stock at the Option Price for a specified period of time.

          (r)   "Option Price" means an amount per share of Stock purchasable under an Option, as designated by the Committee.

          (s)   "Other Stock-Based Award" means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10 and 11 of the Plan) as described in Section 12.

          (t)    "Participant" means an Employee or Non-Employee Director designated by the Committee to participate in the Plan.

          (u)   "Performance Unit" means an award of a phantom unit, representing a share of Stock, as described in Section 9.

          (v)   "Plan" means this 2004 Omnibus Equity Compensation Plan, as in effect from time to time.

          (w)  "Stock" means the common stock of Hilton or such other securities of Hilton as may be substituted for Stock pursuant to Section 5(c) or Section 18.

          (x)   "Stock Award" means an award of Stock, as described in Section 10.

          (y)   "Stock Unit" means an award of a phantom unit, representing a share of Stock, as described in Section 8.

3.     Administration

          (a)   Committee.     The Plan shall be administered and interpreted by the Committee or its successor. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

          (b)   Committee Authority.     The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 19 below, and (v) deal with any other matters arising under the Plan.

          (c)   Committee Determinations.     The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

4.     Grants

        Grants under the Plan may consist of Incentive Stock Options and Nonqualified Stock Options as described in Section 7, Stock Units as described in Section 8, Performance Units as described in Section 9, Stock Awards as described in Section 10, Dividend Equivalents as described in Section 11 and Other Stock-Based Awards as described in Section 12. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Participant's acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants. Notwithstanding any provision of the Plan to the contrary, Grants to Participants, if made, will be made contingent upon, and subject to, stockholder approval of the Plan at the May 27, 2004 stockholders' meeting.

5.     Shares Subject to the Plan

          (a)   Shares Authorized.     The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 30,000,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Option Price of an Option or any withholding taxes, shall again be available for issuance or transfer under the Plan. To the extent that any Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan.

          (b)   Individual Limits.     All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock that shall be subject to Grants made under the Plan to any individual during the life of the Plan shall be 25% of the maximum number of shares that may be issued during the life of the Plan, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during the life of the Plan in excess of the actual amount of dividends actually declared with respect to 25% of the maximum number of shares that may be issued over the life of the Plan. The individual limits of this subsection (b) shall apply without regard to whether the Grants are to be paid in Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

          (c)   Adjustments.     If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without Hilton's receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or Hilton's payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.     Eligibility for Participation

          (a)   Eligible Persons.     All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan.

          (b)   Selection of Participants.     The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Stock subject to each Grant.

7.     Options

          (a)   General Requirements.     The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee may grant Dividend Equivalents with respect to Options.

          (b)   Number of Shares.     The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

          (c)   Type of Option and Price.

            (i)    The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or its parents or subsidiaries, as defined in Code section 424. Nonqualified Stock Options may be granted to Employees and Non-Employee Directors.

            (ii)   The Option Price shall be determined by the Committee and may be equal to or greater than the Fair Market Value on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of Hilton or any parent or subsidiary of Hilton, as defined in Code section 424, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

          (d)   Option Term.     The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of Hilton, or any parent or subsidiary of Hilton, as defined in Code section 424, may not have a term that exceeds five years from the Date of Grant.

          (e)   Exercisability of Options.     Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

          (f)    Termination of Employment or Service.     Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

          (g)   Exercise of Options.     A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash, (ii) with the approval of the Committee, by delivering shares of Stock owned by the Participant (including Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having an aggregate Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having a Fair Market Value on the date of exercise equal to the Option Price, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.

          (h)   Limits on Incentive Stock Options.     Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of Hilton or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a

  Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of Hilton or a parent or subsidiary, as defined in Code section 424.

8.     Stock Units

          (a)   General Requirements.     The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company's records for purposes of the Plan.

          (b)   Terms of Stock Units.     The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. The Committee may grant Dividend Equivalents with respect to Stock Units.

          (c)   Payment With Respect to Stock Units.     Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Instrument shall specify the maximum number of Stock Units that may be earned pursuant to the terms of the Stock Unit Grant.

          (d)   Requirement of Employment or Service.     If a Participant ceases to be employed by, or provide service to the Company, or if other conditions established by the Committee are not met, the Participant's unvested or contingent Stock Units shall be forfeited. The Committee may provide for complete or partial exceptions to this requirement as it deems appropriate.

9.     Performance Units

          (a)   General Requirements.     The Committee may grant Performance Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Performance Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Units shall be credited to accounts on the Company's records for purposes of the Plan.

          (b)   Terms of Performance Units.     The Committee shall establish the performance goals and other conditions for payment of Performance Units. Performance Units may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Performance Units. The Committee may grant Dividend Equivalents with respect to Performance Units.

          (c)   Payment With Respect to Performance Units.     Payment with respect to Performance Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. Without limiting the foregoing, the Committee may provide in a Grant Instrument that all or a specified portion of a Performance Unit shall be paid in cash. The Grant Instrument shall specify the maximum number of Performance Units that may be earned with respect to the Performance Unit Grant.

          (d)   Requirement of Employment or Service.     If a Participant ceases to be employed by, or provide service to the Company, or if other conditions established by the Committee are not met, the Participant's Performance Units shall be forfeited. The Committee may provide for complete or partial exceptions to this requirement as it deems appropriate.

10.   Stock Awards

          (a)   General Requirements.     The Committee may issue or transfer shares of Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 10. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration (except as required by applicable law), and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

          (b)   Number of Shares.     The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

          (c)   Requirement of Employment or Service.     If the Participant ceases to be employed by, or provide service to, the Company, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Stock must be immediately returned to the Company. The Committee may provide for complete or partial exceptions to this requirement as it deems appropriate.

          (d)   Restrictions on Transfer.     During the restriction period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 16. Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed from the stock certificate covering any shares as to which restrictions have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

          (e)   Right to Vote and to Receive Dividends.     The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant's entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

11.   Dividend Equivalents

        The Committee may grant Dividend Equivalents in connection with Grants under the Plan, under such terms and conditions as the Committee deems appropriate under this Section 11. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company's records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant. The Committee shall determine whether any deferred Dividend Equivalents will accrue interest. The Committee may provide that a Participant may use Dividend Equivalents to pay the Option Price. The Committee may also provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee.

12.   Other Stock-Based Awards

        The Committee may grant other awards, including stock appreciation rights, that are based on, measured by or payable in Stock to Employees or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate under this Section 12. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee. The Committee may grant Dividend Equivalents with respect to Other Stock-Based Awards.

13.   Qualified Performance-Based Compensation

          (a)   Designation as Qualified Performance-Based Compensation.     The Committee may determine that Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered "qualified performance-based compensation" under Code section 162(m). The provisions of this Section 13 shall apply to any such Grants that are to be considered "qualified performance-based compensation" under Code section 162(m). To the extent that Grants of Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as "qualified performance-based compensation" under Code section 162(m) are made, no such Grant may be made as an alternative to another Grant that is not designated as "qualified performance-based compensation" but instead must be separate and apart from all other Grants made.

          (b)   Performance Goals.     When Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered "qualified performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Code section 162(m) for "qualified performance- based compensation." The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

          (c)   Criteria Used for Objective Performance Goals.     In setting the performance goals for Grants designated as "qualified performance-based compensation" pursuant to this Section 13, the Committee shall use objectively determinable performance goals based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: earnings, revenue, operating margins and statistics, operating or net cash flows, financial return and leverage ratios, total stockholder returns, market share, or strategic business criteria consisting of one or more Company or Business Unit objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, customer satisfaction goals, product development goals, goals relating to acquisitions or divestitures, or any other objective measure derived from any of the foregoing criteria. In addition, in setting the performance goals for Grants not designated as "qualified performance-based compensation" for purposes of Code section 162(m), the Committee may use such other goals as are developed in the Company's operating plan for the Performance Period. The performance goals may relate to the Participant's business unit or the performance of the Company as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

          (d)   Timing of Establishment of Goals.     The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m).

          (e)   Announcement of Results.     The Committee shall certify and announce the results for the performance period to all Participants after the Company announces the Company's financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the applicable Grants for the performance period shall be forfeited or shall not be paid, as applicable.

          (f)    Death, Disability or Other Circumstances.     The Committee may provide that Grants shall be payable or restrictions shall lapse, in whole or in part, in the event of the Participant's death or disability during the Performance Period, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Code section 162(m).

14.   Deferrals

        The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals.

15.   Withholding of Taxes

          (a)   Required Withholding.     All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

          (b)   Share Withholding.     At the Company's election, or if the Committee so permits with respect to a Participant, the Company's tax withholding obligation with respect to Grants paid in Stock may be satisfied by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. If the Committee permits a Participant to elect share withholding, the Participant's election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

16.   Transferability of Grants

        Except as provided below, only the Participant may exercise rights under a Grant during the Participant's lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of the successor's right to receive the Grant under the Participant's will or under the applicable laws of descent and distribution.

17.   Consequences of a Change of Control

          (a)   Notice and Acceleration.     Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Participant who holds outstanding Grants with written notice of the Change of Control, (ii) all outstanding Options shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, (iv) all Stock Units and Performance Units shall become payable in cash or in stock in an amount not less than the Fair Market Value of the Stock or the Stock to which the units relate, as determined by the Committee, and (v) Dividend Equivalents and Other Stock-Based Awards shall become payable in full in cash, in amounts determined by the Committee.

          (b)   Assumption of Grants.     Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

          (c)   Other Alternatives.     Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may require that Participants surrender their outstanding Options in exchange for a payment by the Company, in cash or Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value subject to the Participant's unexercised Options exceeds the Option Price, if any, (ii) after giving Participants an opportunity to exercise their outstanding Options, the Committee may terminate any or all unexercised Options at such time as the Committee deems appropriate, and (iii) with respect to Participants holding Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards, in such amount and form as may be determined by the Committee; provided, that the payment amount shall deliver an equivalent value for such settled Award. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

          (d)   Committee.     The Committee making the determinations under this Section 17 following a Change of Control must be comprised of the same members as those of the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

          (e)   Other Transactions.     The Committee may provide in a Grant Instrument that a sale or other transaction involving a Subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

18.   Requirements for Issuance of Shares

        No Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the

Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on the Participant's subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

19.   Amendment and Termination of the Plan

          (a)   Amendment.     The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

          (b)   No Repricing Without Shareholder Approval.     Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options, nor may the Board amend the Plan to permit repricing of Options, unless the stockholders of the Company provide prior approval for such repricing. The term "repricing" shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time, or any other substantially equivalent successor rule.

          (c)   Shareholder Approval for "Qualified Performance-Based Compensation."     If Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as "qualified performance-based compensation" under Section 13 above, the Plan must be reapproved by the Company's stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 13, if additional Grants are to be made under Section 13 and if required by section 162(m) of the Code or the regulations thereunder. Any such reapproval shall not affect outstanding grants made within the five-year period following the year in which the previous approval was obtained.

          (d)   Termination of Plan.     The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

20.   Effective Date of the Plan

        The Plan shall be effective as of May 27, 2004, subject to approval by the stockholders of the Company.

21.   Miscellaneous

          (a)   Grants in Connection with Corporate Transactions and Otherwise.     Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees or directors thereof who become Employees or members of the Board, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee or director of another corporation who becomes an Employee or a member of the Board by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

          (b)   Compliance with Law.     The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with the applicable provisions of Code section 162(m) and Code section 422. To the extent that any legal requirement of section 16 of the Exchange Act or Code section 162(m) or 422 as set forth in the Plan ceases to be required under section 16 of the Exchange Act or Code section 162(m) or 422, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

          (c)   Enforceability.     The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

          (d)   Funding of the Plan.     This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan.

          (e)   Rights of Participants.     Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.

          (f)    No Fractional Shares.     No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (g)   Employees Subject to Taxation Outside the United States.     With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

          (h)   Governing Law.     The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereof.

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  EXHIBIT 4
HILTON HOTELS CORPORATION 2004 OMNIBUS EQUITY COMPENSATION PLAN